CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S‐8 (No.333‐ 259093) of C21 Investments Inc. of our report dated August 15, 2022, relating to the consolidated financial statements of C21 Investments Inc., included in this Annual Report on Form 20‐F for the year ended January 31, 2022.

/s/ BAKER TILLY US, LLP

Irvine, CA

August 15, 2022